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                                                                 EXHIBIT 10(t)


                      EXECUTIVE LIFE INSURANCE PLAN OF UPC

                    PLAN DESCRIPTION AND CENSUS INFORMATION

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Eligibility              Employees who are Salary Grade 24 and above; are on
                         the payroll as of December 31 of the year in which they become eligible, and are employed by one of the following Union Pacific Operating Companies:

                         - Union Pacific Corporation
                         - Union Pacific Railroad
                         - Union Pacific Technologies

Effective Date           January 1

Plan Year                January 1 - December 31

Core Group Benefit       $50,000 which remains in effect until retirement
Under Flex Plan

Optional Group Benefit   Employees can also purchase up to six times base
Under Flex Plan          salary under the Union Pacific Flexible Benefits
                         Plan.

Post-Retirement Group    None
Benefit Under Flex Plan

Executive Life Insurance PRE-RETIREMENT: The death benefit is two times salary.
Plan Death Benefit       The targeted death benefit may or may not be equal to
                         2 times salary of those executives entering the plan over 62 years of age.

                         POST-RETIREMENT: The target death benefit is one half of final salary at retirement. The actual death benefit may vary based on:

                         -    The performance of the contract;

                         - The continuous participation in the program by the Executive;

                         - Any loans or withdrawals taken by the executive against the assets of the contract;

                         -    The contractual limits of the contract; and

                         -    Failure to pass any evidence of insurability.

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     October, 1997
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                                                                      Section 1
                                                               Plan Description

COST TO EXECUTIVE            Union Pacific, at its discretion, will grant a
                             bonus to each Executive covered under the Plan in an amount equal to or less than the annual premium for the Executive's benefit. To participate in the plan, the Executive must authorize Union Pacific to pay that amount directly to Connecticut General in December of each year. Since that bonus will be considered compensation, the Executive will be notified of the amount, and the appropriate Federal withholding and other payroll taxes will be deducted from the Executive's December compensation or any cash payment made under the Union Pacific Executive Compensation Plan for the
                             Executive.

INSURANCE POLICY             The Executive will receive an individual universal
                             life policy issued by Connecticut General Life
                             Insurance Company.  This policy is Form Number
                             LN502 and has been approved by the Pennsylvania
                             Department of Insurance.

POLICY OWNER                 The executive will be the sole Owner of the policy
                             and will be able to exercise all policy rights including the rights to borrow or surrender the policy.

                             If the Executive surrenders this policy, takes loans, or withdrawals or discontinues participation in this program while he is an employee, future bonuses will be frozen at the prior year level.

                             If the Executive reenters the Plan, an actuarial adjustment will be made to future bonuses and evidence of insurability will be required. If the Executive wishes to transfer Ownership of the policy to another person or entity, refer to
                             Section 6, Ongoing Business Forms.

BENEFICIARY                  The Executive (or the policy Owner if different)
                             has the right to name the beneficiary of the proceeds (see Section 6, Ongoing Business Forms).

SALARY INCREASES             Assuming continued participation in the Plan, each
                             year before an Executive retires, the death benefit will be increased on the next plan anniversary based on the increase in the Executive's salary as of August 16 of the prior year.



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                                                                       Section 1
                                                                Plan Description

EVIDENCE OF INSURABILITY               No evidence of insurability will be
                                       required for an Executive meeting the
                                       following criteria:

                                  o    Actively-at-Work (for initial coverage
                                       and annual increases)

                                  o    Under age 61 as of the Plan anniversary
                                       with basic initial benefit up to
                                       $1 million.

                                  o Future annual increases in death benefit equal to annual salary increase up to a maximum 10% per plan year.

                                  o    One time promotion increase up to
                                       $100,000 (promotions must be certified by Union Pacific)

                                  In all other circumstances, medical
                                  information may be required. In addition, when all insurance coverage in force on an Executive reaches Connecticut General's retention limit (currently $3 million), evidence of insurability may be required for ANY increase in coverage even if it is within the limits described above.

TERMINATION OF PARTICIPATION      If an Executive voluntarily surrenders the
WHILE ACTIVELY EMPLOYED           policy or terminates participation in the
                                  Plan, future participation in the Plan will be subject to evidence of insurability.

TERMINATION OF EMPLOYMENT         An Executive terminating employment with
                                  Union Pacific may keep the policy in force, modify it, or terminate it. Future premiums may be required to keep the policy in force and will be the responsibility of the Executive. Premiums must be paid directly to Connecticut General Life Insurance Company on an annual basis.

                                  After termination of an Executive's employment with Union Pacific, increases in death benefit will no longer be available without evidence of insurability.



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AFTER RETIREMENT                   The retired Executive retains the policy
                                   after retirement. At the time of retirement
                                   UPC will use the current interest rate to illustrate and fund the death benefit amount according to the post-retirement benefit described above. In the event the retiring participant chooses to carry insurance above the level provided by Union Pacific and at any time up to age 62 causes the policy to lapse for any reason, Union Pacific shall be notified and further contributions on behalf of the participant shall cease. If the retired executive surrenders this policy, future bonus payments will cease.

ADDITIONAL INSURANCE               Connecticut General's Corporate Universal
                                   Life policy is not available to the general public. However, Executives participating in the Executive Life Insurance Program may apply for additional coverage, subject to evidence of insurability. Any additional coverage will be provided under a separate policy, and the premiums will be paid by the Executive. Anyone interested in applying for additional coverage should contact Jonathan Kraiza at Connecticut
                                   General.

DEFINITION OF TERMS                SALARY: For purposes of determining the
                                   death benefit under this program, base
                                   salary will be defined as the Executive's salary on August 16 of the prior calendar year as defined under the Union Pacific
                                   Flexible Benefits Plan.

                                   ANNUAL PREMIUM: For participants entering the Executive Life Insurance Program prior to age 62, the annual premium will be an amount determined by Connecticut General to be sufficient to realize the target death benefit. For participants entering the Executive Life Insurance Program on or after age 62, the annual premium will be determined as if the participant was one day less than age 62. This annual premium may or may not be sufficient to realize the target death benefit of two times salary.

                                   AGE: Age will be determined according to the age at the Executive's nearest birthday on the effective date of coverage.

                                   ACTIVELY-AT-WORK: Actively-at-Work is
                                   defined as "performing all duties of the position on a full-time basis for not less than 35 hours per week and not absent from work due to accident, illness, or other condition for more than any three days of the 90 days prior to first becoming eligible to participate in the Executive Life Insurance Program.



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